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                                                                     Exhibit 8.1

Fried, Frank, Harris, Shriver & Jacobson
One New York Plaza
New York, NY 10004-1980
Tel: 212-859-8000
Fax: 212-859-4000
www.ffhsj.com



                                                                212-859-8000
March 22, 2002                                               (FAX: 212-859-4000)

The Procter & Gamble Company
One Procter & Gamble Plaza
Cincinnati, Ohio 45202

Ladies and Gentlemen:

                  We are acting as counsel to The Procter & Gamble Company, a company incorporated under the laws of Ohio ("P&G"), in connection with the proposed distribution to the shareholders of P&G (the "Distribution") of stock in The Procter & Gamble Ohio Brands Company, a company incorporated under the laws of Ohio that is currently a wholly owned subsidiary of P&G ("P&G Ohio"), followed by the merger (the "Merger") of P&G Ohio with and into The J.M. Smucker Corporation, a company incorporated under the laws of Ohio ("JMS"), with JMS surviving the Merger. The Distribution and Merger will be consummated pursuant to an Agreement and Plan of Merger, dated as of October 9, 2001, and amended as of November 30, 2001, by and between P&G, P&G Ohio and JMS (the "Merger Agreement"). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

                  JMS has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), a registration statement on Form S-4 (Registration No. 333-XXXX) with respect to the JMS Common Stock to be issued to the shareholders of P&G Ohio in the Merger in exchange for their shares of P&G Ohio (the "JMS Registration Statement"). In addition, JMS has prepared, and we have reviewed, an information statement/prospectus which is contained in and made a part of the JMS Registration Statement, and the appendices and annexes thereto, including the Merger Agreement (the "Information Statement/Prospectus"). Further, P&G has submitted to the Internal Revenue Service ("IRS") a request for private letter ruling, dated November 19, 2001, as supplemented with further submissions to the IRS (the "Ruling Request"), with respect to certain U.S. federal income tax consequences of the Distribution and Merger. In rendering the opinion set forth below, we have relied upon the facts, assumptions and other information stated in the Information


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Statement/Prospectus, the Ruling Request, and such other documents as we have deemed appropriate.

                  The discussion set forth in the Information
Statement/Prospectus under the caption "Material United States Tax Consequences of the Spin Off and the Merger" states that the Distribution will only occur if P&G obtains certain rulings (or other written advice) from the IRS as to the tax consequences of the Distribution, Merger and other matters, as described in the Information Statement/Prospectus. We have assumed that (i) all parties to the Merger Agreement, and to any other documents reviewed by us, have acted, and will act, in accordance with the terms of the Merger Agreement and such other documents, (ii) the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions; (iii) all representations contained in the Merger Agreement, as well as those representations contained in the Ruling Request are, and at the Effective Time will be, true and complete in all material respects and (iv) the Merger is authorized by and will be effected pursuant to applicable state law. Under the Merger Agreement, it is a condition to the closing of the Merger that P&G receive an opinion, dated as of the date of the Merger, of Fried, Frank, Harris, Shriver & Jacobson (which condition P&G acknowledges is not satisfied by this letter and which condition P&G does not intend to waive), to the effect that the Merger will, based upon certain representations and statements by P&G, P&G Ohio, and JMS on or about the date of the Merger and effective as of that time, constitute a reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended.

                  Based upon and subject to the foregoing, we hereby confirm that the discussion set forth in the Information Statement/Prospectus under the caption "Material United States Tax Consequences of the Spin Off and the Merger" to the extent the statements contained therein relate to matters of United States federal income tax law or legal conclusions with respect thereto, and subject to the qualifications, limitations and assumptions contained therein, fairly presents in all material respects the information disclosed therein. No opinion is expressed on any matters other than those specifically referred to herein.


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                  The opinion expressed herein is furnished to you for use in connection with the Registration Statement and may not be used for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Information Statement/Prospectus under the captions "Material United States Tax Consequences of the Spin Off and the Merger" and "Tax Matters." In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                  Very truly yours,




                            By:    /s/ Joel Scharfstein
                                 ---------------------------------------------
                                 FRIED, FRANK, HARRIS, SHRIVER & JACOBSON









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